Exhibit 99.1

Scholastic Reports First Quarter Results for Fiscal 2009

Year Ago Period Included Record Harry Potter® Sales

NEW YORK--(BUSINESS WIRE)--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported results for the fiscal 2009 first quarter ended August 31, 2008. Scholastic typically records minimal sales from its School Book Fairs and Book Clubs in the first quarter of the fiscal year, when most schools are not in session, resulting in a seasonal loss.

Revenue from continuing operations in the fiscal 2009 first quarter was $285.0 million versus $531.3 million in the prior year period, when the Company published the seventh book in the Harry Potter series and recorded unprecedented sales of approximately $240 million. Net loss from continuing operations for the quarter was $44.7 million, or $1.18 per share, compared to a net gain of $3.3 million, or $0.08 per diluted share, in the prior year period. Including continuing and discontinued operations, the first quarter net loss was $1.30 per share, compared to a net loss of $0.07 per share, in fiscal 2008.

“A year after a unique event in publishing history – the release of Harry Potter and the Deathly Hallows, which drove last summer’s record revenue and operating results for Scholastic – this summer we made progress toward our fiscal 2009 and long-term financial targets,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “We are on track to reduce headcount and achieve $25 to $35 million in annualized cost savings, having implemented a voluntary retirement program, frozen hiring and reduced costs for paper, printing, postage and in other areas in the first quarter. We also laid the groundwork for profitable growth in the Children’s Book businesses this fiscal year with successful launches of The 39 Clues™ and The Hunger Games, this fall’s staged roll-out of a new on-line selling platform in Clubs, and new strategic pricing across channels. We completed the divestiture of the U.S. direct-to-home continuities business as well.”

Mr. Robinson added, “Largely reflecting a challenging market and prior year comparisons, educational technology sales were soft in the first quarter. The summer’s performance also indicated opportunities to improve our sales execution. Based on changes we’ve made, we expect that higher sales productivity and new product launches – like System 44™, a prequel to our market-leading READ 180® reading intervention program – will drive growth going forward, in spite of a difficult funding environment.”

Scholastic continues to expect solid profit and margin growth (excluding Harry Potter) in fiscal 2009, with revenue of $2.0 to $2.1 billion, earnings per diluted share of $1.75 to $2.10 and free cash flow of $90 to $100 million.

First Quarter Results

Children’s Book Publishing and Distribution. Segment revenue in the first quarter declined to $61.0 million from $296.8 million in the prior year period, reflecting Harry Potter Trade revenue of approximately $240 million in the year-ago period, when the Company published the final book in the Harry Potter series. Multiple new Trade releases performed well in the quarter, including the latest “Can You See What I See” title from Walter Wick, On a Scary Scary Night; The Hunger Games by Suzanne Collins; and the first book in Meg Cabot’s “Allie Finkle’s Rules for Girls”. In total the Company has seven titles on the current New York Times children’s bestseller lists, including the first book in The 39 Clues series, The Maze of Bones, at number one. Revenue in Clubs and Fairs was minimal in the first quarter, because most U.S. schools are not in session; therefore year over year differences are not meaningful in these businesses. The operating loss for the segment was $55.9 million, compared to operating income of $12.6 million in the prior year period, reflecting significantly lower Harry Potter sales this year as previously noted, partially offset by effective cost management in Clubs and Fairs.

Educational Publishing. Segment revenue in the first quarter was $116.4 million compared to $127.8 million in the prior year period. The decline primarily resulted from lower sales of READ 180, reflecting a challenging market, a large sale in the prior year quarter as well as lower sales productivity. This was partially offset by strong sales of classroom libraries. Segment operating income was $21.0 million, down from $30.4 million a year ago, primarily because of lower technology sales.

International. Segment revenue in the first quarter was $88.1 million, compared to $90.3 million in the prior year period. Foreign exchange benefited revenue in this segment by $2.9 million in the quarter relative to a year ago. The operating loss for the segment was $4.2 million in the first quarter compared to $1.6 million in fiscal 2008. The year over year differences primarily reflect lower Harry Potter export revenue. The first quarter is also typically the smallest for the International segment, with schools out of session in the United Kingdom and Canada, two of the Company’s largest international operations, resulting in a seasonal loss.

Media, Licensing and Advertising. Segment revenue increased $3.1 million to $19.5 million in the first quarter compared to the prior year period, and the operating loss declined to $4.6 million from $5.4 million a year ago. The improvement reflects strong revenue from the Company’s custom publishing business, as well as higher sales of interactive products in retail channels.

Other Financial Results. Corporate overhead in the quarter of $21.2 million was approximately level with $20.6 million in the prior year period, including higher severance expense of $0.05 per share in the quarter compared to $0.02 per share in the prior year. Stock-based compensation expense was $0.04 per share in the quarter compared to $0.02 per share in the prior year period.

Free cash use (as defined) in the first quarter was $162.4 million compared to $129.7 million in the prior year period, reflecting earlier buying of inventory in School Book Fairs and the timing of payables. Last year’s Harry Potter sales had minimal impact on free cash flow in that quarter due to the timing of collections and payments. Net debt (as defined) was $398.5 million at quarter end, down from $550.3 million a year earlier, reflecting strong free cash flow in the intervening twelve months.

In the first quarter of 2009, the Company acquired 423,580 shares of its common stock for $11.7 million under its previously announced share repurchase program. At quarter end the Company had remaining authorization under this program to repurchase up to $8.3 million of its common stock, from time to time as conditions allow, on the open market or in negotiated private transactions. During the quarter, the Company also initiated its first regular quarterly dividend since going public in 1992, returning additional cash to shareholders.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, September 25, 2008. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (888) 868-9079 from within the U.S. or +1 (973) 935-8510 internationally. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	8/31/2008 (1)	8/31/2007 (1)

Revenues (2)	$285.0	$531.3

Operating costs and expenses:
Cost of goods sold	149.0	298.8
Selling, general and administrative expenses	182.9	199.4
Bad debt expense	1.8	1.9
Depreciation and amortization	16.2	15.8
Total operating costs and expenses	349.9	515.9

Operating (loss) income	(64.9)	15.4

Interest expense, net	5.8	8.6

(Loss) earnings from continuing operations before income taxes	(70.7)	6.8

Provision (benefit) for income taxes	(26.0)	3.5

(Loss) earnings from continuing operations	(44.7)	3.3

Loss from discontinued operations, net of tax (3)	(4.4)	(6.1)

Net loss	($49.1)	($2.8)

Basic and diluted (loss) earnings per Share of Class A and Common Stock:
(Loss) earnings from continuing operations	(1.18)	0.08
Loss from discontinued operations, net of tax	(0.12)	(0.15)
Net loss	(1.30)	(0.07)

Basic weighted average shares outstanding	37.9	39.7
Diluted weighted average shares outstanding	38.1	40.3
(1)	As announced, the Company sold its U.S. direct-to-home continuities business during August 2008 and intends to sell its Canadian and U.K. direct-to-home continuities businesses and its Maumelle facility, and has shut down its school-based continuities business effective May 31, 2008. As a result, the results of operations associated with these businesses are presented as discontinued operations for accounting purposes in the fiscal 2009 and prior year periods.

(2)	Revenue related to discontinued operations is not reported in the Company’s revenue from continuing operations. Revenue related to the discontinued direct-to-home continuities business was $34.6 and $46.5 for the three months ended August 31, 2008 and August 31, 2007, respectively. Revenue related to the discontinued school-based continuities business was $0.0 and $9.1 for the three months ended August 31, 2008 and August 31, 2007, respectively.

(3)	In the three months ended August 31, 2008, the Company recorded a non-cash write down of certain assets, net of tax, of $5.0 ($0.13 per diluted share), related to the valuation of the Company's U.K. direct-to-home continuities business and a gain on sale, net of tax, of $5.6 ($0.15 per diluted share). Operating losses associated with the direct-to-home continuities business, net of tax, were $5.0 and $4.6 ($0.13 and $0.11 per diluted share) in the three months ended August 31, 2008 and August 31, 2007, respectively. Operating losses associated with the school-based continuities business, net of tax, were $0.0 and $1.5 ($0.00 and $0.04 per diluted share) in the three months ended August 31, 2008 and August 31, 2007, respectively.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED
	8/31/08 (1)	8/31/07 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$8.6	$9.9	($1.3)	(13%)
Trade	40.4	276.9	(236.5)	(85%)
Book Fairs	12.0	10.0	2.0	20%
Total revenue	61.0	296.8	(235.8)	(79%)
Operating (loss) income	(55.9)	12.6	(68.5)	*
Operating margin	*	4.2%

Educational Publishing
Revenue	116.4	127.8	(11.4)	(9%)
Operating income	21.0	30.4	(9.4)	(31%)
Operating margin	18.0%	23.8%

International
Revenue	88.1	90.3	(2.2)	(2%)
Operating loss	(4.2)	(1.6)	(2.6)	*
Operating margin	*	*

Media, Licensing and Advertising
Revenue	19.5	16.4	3.1	19%
Operating loss	(4.6)	(5.4)	0.8	15%
Operating margin	*	*

Overhead expense	21.2	20.6	(0.6)	(3%)

Operating (loss) income from continuing operations	($64.9)	$15.4	($80.3)	*
(1)	Results for the three month periods ended August 31, 2008 and August 31, 2007 reflect continuing operations and exclude discontinued operations. The Company's domestic direct-to-home and school-based continuities businesses were formerly included in the Children's Book Publishing and Distribution segment and the international direct-to-home business was formerly included in the International segment. The Company's Maumelle facility, which is included in discontinued operations, was formerly included in Overhead. All corresponding prior year periods presented have been reclassified to reflect this presentation.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

	8/31/2008	8/31/2007

Continuing Operations
Cash and cash equivalents	$31.7	$39.2
Accounts receivable, net	196.5	431.4
Inventories, net	482.6	480.7
Accounts payable	135.3	162.8
Accrued royalties	53.4	145.5
Lines of credit, short-term debt and current portion of long-term debt	105.8	73.1
Long-term debt, excluding current portion	324.4	516.4
Total debt	430.2	589.5
Total capital lease obligations	60.8	64.7
Net debt (1)	398.5	550.3

Discontinued Operations
Total assets of discontinued operations (2)	29.6	224.7
Total liabilities of discontinued operations	16.1	26.7

Total stockholders' equity	801.3	864.5

SELECTED CASH FLOW ITEMS

	THREE MONTHS ENDED
	8/31/2008	8/31/2007

Net cash used in operating activities	($140.6)	($108.2)
Less: Additions to property, plant and equipment	9.9	9.9
Pre-publication and production costs	11.9	11.6

Free cash use (3) (4)	($162.4)	($129.7)
(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	The decline in Total assets of discontinued operations between the two period-end dates shown reflects the write-down of certain assets associated with the discontinued operations held for sale totaling $162.5.

(3)	Free cash flow or use is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.

(4)	Free cash use includes use from discontinued operations of $3.5 and $0.2 for the three months ended August 31, 2008 and August 31, 2007, respectively.

CONTACT:
Scholastic Corporation
Media:
Kyle Good, 212-343-4563
or
Investors:
Jeffrey Mathews, 212-343-6741